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Ford Names John S. Weinberg to Board of Directors
DEARBORN, Mich., Sept. 8, 2016 – Ford Motor Company (NYSE: F) announced today the election of John S. Weinberg to the company’s board of directors. His appointment is effective Oct. 1.

Weinberg, 59, is a retired vice chairman of the Goldman Sachs Group. While at Goldman Sachs, he worked with Ford for more than 15 years, serving as a financial advisor.

“Having worked with him for many years, John is a trusted advisor with a deep understanding of Ford, our history and the future needs of our business,” said Executive Chairman Bill Ford. “With his expertise in finance, banking and the capital markets, John is a fantastic addition to our board who will help guide our expanding business model and our company forward.”

Weinberg will serve on the Ford Board of Directors’ Nominating and Governance, Sustainability and Innovation, and Finance Committees.

His career spans more than three decades at Goldman Sachs, most recently serving as vice chairman from June 2006 until October 2015. He spent the majority of his career in the banking division, most recently as a head of global investment banking and as an advisor to clients including Ford, General Electric and Boeing. He also led the initial public offerings for Visa and Under Armour.

Weinberg is affiliated with several non-profit organizations and currently serves as a board member of New York-Presbyterian Hospital and Middlebury College. He also is an advisory committee member of The Steppingstone Foundation.

Weinberg received a Bachelor of Arts degree from Princeton University in 1979 and Master of Business Administration from Harvard Business School in 1983.

Reference Information

•	For biographical information and photos of John S. Weinberg, click here.

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Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 203,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford is aggressively pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford, its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contacts:	Susan Krusel
313.322.7998
skrusel@ford.com

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